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                                                                    EXHIBIT 99.3

NEWS RELEASE

ALLWASTE AND SERV-TECH STOCKHOLDERS APPROVE MERGERS
WITH PHILIP SERVICES CORP.

(Hamilton, Ontario - Houston, Texas) July 30, 1997 - The Shareholders of Allwaste, Inc. ("Allwaste") and Serv-Tech, Inc. ("Serv-Tech") today voted at shareholder meetings to approve the mergers of Allwaste and Serv-Tech with Philip Services Corp. ("Philip"). The mergers are scheduled to become effective on July 31, 1997.

Under the terms of the merger agreements, each share of Allwaste stock will be exchanged for 0.611 shares of Philip common stock and each share of Serv-Tech stock will be exchanged for 0.403 shares of Philip common stock. Upon completion of the mergers, Philip will have 97,674,733 common shares outstanding with a total market capitalization of approximately US $1.45 billion.

"The shareholders of Allwaste and Serv-Tech have confirmed their confidence that collectively we will lead the industrial services sector," said Allen Fracassi, President and Chief Executive Officer of Philip. "Their support concludes almost five months of hard work involving employees at almost every level of our organizations. The combination of our companies is expected to result in significant operational synergies and to be accretive to earnings. We are well advanced in the process of integrating these companies, cross-selling our services, and internalizing third party costs."

The combination of Philip, Allwaste and Serv-Tech brings together complimentary operating strengths and creates a portfolio of services to respond to outsourcing and supplier reduction programs in the industrial marketplace. The North American market for industrial services is estimated at US$50 billion and growing at 10% annually.

The mergers have established Philip as the North American industrial services leader with over 240 locations, 10,000 employees and estimated 1997 revenue of US$1.6 billion. Philip is now organized into two operating divisions: the Industrial Services Group, which includes Allwaste, Serv-Tech and Philip's by-products recovery and environmental services operations; and the Metals Recovery Group, which encompasses all of Philip's steel, copper and aluminum processing and mill services operations.

"The integration team has worked diligently since the mergers were announced to ensure we benefit from new business opportunities immediately upon closing," said Robert Chiste, the former President and CEO of Allwaste who is now President of Philip's Industrial Services Group. The regional organizational structure and management team is established, and has completed an aggressive employee orientation and training program. Our employees are focused on achieving internal growth through delivering integrated services to our approximately 50,000 commercial and industrial customers. We have already acquired new contracts through integrating our combined strengths to deliver cost-effective packaged services to our clients."

Philip Services Corp. (formerly Philip Environmental Inc.) is a fully integrated resource recovery and industrial services company providing steel, copper and aluminum processing and recovery services, together with diversified industrial outsourcing services to all major industry sectors. The Company trades on the New York, Toronto and Montreal Stock Exchanges under the symbol "PHV".





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Contact:   Allen Fracassi
           President and Chief Executive Officer
           (905) 521-1600

           Robert Chiste
           President - Industrial Services Group
           (713) 625-7151

Media:     Lynda Kuhn
           Vice President - Corporate Communications
           (905) 540-6658